Press Release

Source: Neah Power Systems, Inc.

Neah Power Announces Successful Test of 16-Cell Fuel Cell Stack

Company Reaches Important Milestone on Path to Commercial Product

Date: 28 June 2007

Neah Power Systems, Inc. (OTCBB: NPWS - News), a leading developer of fuel cells for military applications, notebook computers and portable electronic devices, announced today that it has successfully tested a 16-cell version of its silicon-based fuel cell stack. Using Neah Power’s patented silicon technology, the stack produced greater power density than any known competitive technology under similar conditions. The successful test is a major milestone toward completion of a commercial fuel cell prototype.

The 16-cell stack produced over 7 watts of power at room temperature, which can be expected to increase significantly at typical fuel cell operating temperatures. “Successful operation of the stack—which is the fundamental component of power generation—is generally considered to be the main engineering hurdle to completion of a fuel cell,” said John Drewery, Executive Vice President of Engineering.

The success of the 16-cell stack test shows that Neah Power’s unique porous silicon electrode architecture will produce power at the level needed for commercialization. “This is an essential step that we have been building toward for many months,” said Paul Abramowitz, President and CEO, “Our team’s achievement keeps us on track to deliver our fuel cell prototype in the 3rd quarter of this year.”

Neah Power’s patented silicon technology will more than double the known power densities of any competing direct methanol fuel cell. With this and its other patented technological advantages, Neah Power will be uniquely positioned to compete with both alternative fuel cells and lithium ion batteries.

About Neah Power

Neah Power Systems, Inc. is a leading developer of fuel cells for military applications, notebook computers and portable electronic devices. The company’s patented, porous silicon-based design will provide long-lasting, efficient and safe power solutions. As an emerging leader in fuel cell technology, Neah Power’s products will allow users to extend the operating time of 10 to 100 watt devices multiple times beyond that of conventional batteries. Further company information can be found at our Website www.neahpower.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history, difficulties in developing and commercializing new technologies, and additional risk factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.

Contact:
For Neah Power
Institutional Investors and Media:
Catalyst Financial
Tom O’Brien, 503-757-4903
or
Company:
Neah Power Systems, Inc.
Investor Relations, 425-424-3324